EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 26, 2014, with respect to the consolidated financial statements included in the Annual Report of Mediabistro Inc. (f.k.a. WebMediaBrands, Inc. and Subsidiaries) and Subsidiaries on Form 10-K for the years ended December 31, 2013 and 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of Mediabistro Inc. on Forms S-8 (File No. 333-137349, effective September 15, 2006 and File No. 333-153508, effective September 16, 2008) and Form S-3 (File No. 333.176172).

/s/ Rothstein Kass

Roseland, New Jersey

March 26, 2014